EXHIBIT 99.1

Heat Biologics Announces Publication of Additional Preclinical
COVID-19 Vaccine Results

Spike specific CD8+ and CD4+ T-cell memory responses observed 30- and 60- days post vaccination

Durham, NC – January 27, 2021 – Heat Biologics, Inc. (“Heat”) (NASDAQ: HTBX), a clinical-stage biopharmaceutical company focused on developing first-in-class therapies to modulate the immune system, including multiple oncology product candidates and a novel COVID-19 vaccine, announces the publication of additional preclinical COVID-19 results in Frontiers in Immunology, a leading peer reviewed journal, which is available online.

The publication highlights additional data sets around memory T-cells that builds upon data previously reported and published in bioRxiv.  Specifically, the new data demonstrates polyfunctional, anti-viral cytokine releasing, Spike protein specific CD8+ and CD4+ T-cell memory responses in the lungs and spleen of immunized animals, observed 30 days post single vaccination.  Additionally, memory CD8+ T-cell responses were observed 60 days post vaccination in the lungs of mice.

The new data points to the significance of lung tissue-resident memory T-cells which are required for clearance of respiratory virus infections.  Vaccination strategies that target generation of tissue-resident memory T-cells and their persistence may provide enhanced immunity compared with vaccines that rely on circulating responses.

Jeff Wolf, Heat’s CEO, commented, "We are excited to announce the publication of this latest data, further reinforcing the potential of our COVID-19 vaccine to induce a durable cellular immune response and protect against reinfection.”

About Heat Biologics, Inc.

Heat Biologics is a biopharmaceutical company focused on developing first-in-class therapies to modulate the immune system. The company's gp96 platform is designed to activate immune responses against cancer or pathogenic antigens. The Company has multiple product candidates in development leveraging the gp96 platform, including HS-110, which has completed enrollment in its Phase 2 trial, HS-130 in Phase 1, and a COVID-19 vaccine program in preclinical development. In addition, Heat is also developing a pipeline of proprietary immunomodulatory antibodies, including PTX-35 which is enrolling in a Phase 1 trial.

For more information, please visit: www.heatbio.com, and also follow us on Twitter.

Forward Looking Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectation, and assumptions and include statements such as vaccination strategies that target generation of tissue-resident memory T-cells and their persistence providing enhanced immunity compared with vaccines that rely on circulating responses and the potential of our COVID-19 vaccine to induce a durable cellular immune response and protect against reinfection These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including the ability of Heat's vaccine platform to provide protection against COVID-19 and induce a durable cellular immune response and protect against reinfection, the ability of Heat's therapies to perform as designed, to demonstrate safety and efficacy, as well as results that are consistent with prior results, the ability to enroll patients and complete the clinical trials on time and achieve desired results and benefits, especially in light of COVID-19, Heat's ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to Heat's ability to promote or commercialize its product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products, Heat's ability to maintain its license agreements, the continued maintenance and growth of its patent estate, its ability to establish and maintain collaborations, its ability to obtain or maintain the capital or grants necessary to fund its research and development activities, its ability to continue to maintain its listing on the Nasdaq Capital Market and its ability to retain its key scientists or management personnel, and the other factors described in Heat's most recent annual report on Form 10-K filed with the SEC, and other subsequent filings with the SEC. The information in this release is provided only as of the date of this release, and Heat undertakes no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact

David Waldman
+1 919 289 4017
investorrelations@heatbio.com